Exhibit 10.2

CARAUSTAR INDUSTRIES, INC.

RESTORATION PLAN

This Plan established by Caraustar Industries, Inc. is effective this 22nd day of November 1996, and is further amended on February 7, 2002, and August 11, 2005, and is further amended and restated November 7, 2005, retroactively effective to the 1st day of January 2005. This document applies to persons separating from service after October 13, 2005.

ARTICLE 1 – PURPOSE OF PLAN

Section 1.1	Purpose: The purpose of this Plan is to provide supplemental retirement benefits to certain named Caraustar Industries, Inc. Executives. The benefits to be provided under this Plan are intended to supplement other retirement benefits provided by the Company through plans qualified under Section 401(a) of the Internal Revenue Code of 1986, nonqualified plans, and the federal Social Security system of the United States.

Section 1.2	Design: The Plan is designed to provide supplemental retirement benefits as described in Section 3.4 and is intended to be an unfunded plan providing deferred compensation for a select group of highly compensated or management employees.

ARTICLE 2 – DEFINITIONS

Section 2.1	Average Annual Compensation: The average of the Executive’s annual Compensation over the five (5) consecutive calendar years during the ten (10) most recent calendar years (including the calendar year in which the Executive’s Payment Event occurs) which produces the highest average, or, if the Executive has less than five (5) consecutive years of service, the average of the Executive’s annual Compensation for his or her full calendar years of Service.

Section 2.2	Beneficiary: The Spouse of the Executive as of his Payment Event. If the Spouse predeceases the Executive or the Executive has no Spouse, the beneficiary is the person designated by the Executive to be the beneficiary in such event, or the Executive’s estate if no person has been designated by the Executive as the beneficiary.

Section 2.3	Board: The Board of Directors of Caraustar Industries, Inc.

Section 2.4	Calculation Date: With respect to any Executive, the date on which his Payment Event occurs.

Section 2.5	Change-In-Control: The occurrence of any of the following events as defined in IRS regulations under Code Section 409A:

(a) Change in the ownership of the Company,

(b) Change in the effective control of the Company, or

(c) Change in the ownership of a substantial portion of the assets of the Company.

Section 2.6	Code: The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 2.7	Company: Caraustar Industries, Inc.

Section 2.8	Compensation: Wages as defined in Section 3401(a) of the Code for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2)), reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits. Compensation shall also include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the Executive’s gross income under Sections 125, 402(a)(8), 402(h), or 403(b) of the Code.

Section 2.9	Compensation and Employee Benefits Committee: The Compensation and Employee Benefits Committee as established by the Board.

Section 2.10	Covered Compensation: For the Executive, the amount determined for the calendar year in which he attains or will attain his Social Security Retirement Age using the Covered Compensation Table in Internal Revenue Service Revenue Ruling 93-20 (or any successor table as updated and issued by the Internal Revenue Service from time to time) as in effect for the calendar year in which his employment with the Employer terminates. No increase in Covered Compensation shall decrease the Executive’s amount of benefits under this Plan after his Calculation Date.

Section 2.11	Early Retirement Adjustment Factor:

Age Benefit Begins	Factor	Age Benefit Begins	Factor
64.9231		59.6538
63.8462		58.6154
62.7692		57.5769
61.7308		56.5292
60.6923		55.4862

The Early Retirement Adjustment Factors are interpolated for retirement at an age in between whole ages.

Section 2.12	Early Retirement Age: The age of the Executive on the first date upon which the Executive both has attained age fifty-five (55) and has completed ten (10) or more years of Vesting Service as defined in the Retirement Plan.

Section 2.13	Employee: A participant of the “Caraustar Industries, Inc. Retirement Plan.”

Section 2.14	Executive: A participant in the Plan as appointed by the Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee.

Section 2.15	Final Average Compensation: The average annual Compensation for the three (3) consecutive calendar years in which the Executive was employed by the Company immediately preceding his Payment Event excluding the calendar year in which his Payment Event occurs, or, if the Executive’s entire period of service with the Employer is less than three (3) consecutive calendar years, the average of this annual Compensation for his full calendar years of Service. For purposes of this Section, Compensation for any year in excess of the taxable wage base in effect at the beginning of such year shall not be taken into account.

Section 2.16	Hour of Service: Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company as an Employee during any period of employment.

Section 2.17	Normal Retirement Age: Age sixty-five (65).

Section 2.18	Normal Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Normal Retirement Age.

Section 2.19	Payment Event: With respect to any Executive, the first to occur of his Retirement Date, death, the date he suffers a Total and Permanent Disability, or a Change-In-Control.

Section 2.20	Plan: The “Caraustar Industries, Inc. Restoration Plan”, as set forth herein or in any amendment hereto.

Section 2.21	Plan Administrator: The individual or committee appointed pursuant to Article 7 of the Retirement Plan, who shall have the same powers and those duties with respect to the Plan as those described in Article 7 of the Retirement Plan. The Plan Administrator is the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974 as amended.

Section 2.22	Plan Year: The calendar year.

Section 2.23	Retirement Benefit: The Accrued Benefit determined in Section 3.1 multiplied by the Early Retirement Adjustment Factor if the Retirement Date precedes the Normal Retirement Date.

Section 2.24	Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Early Retirement Age or Normal Retirement Age and actually terminates employment with the Company.

Section 2.25	Retirement Plan: The Caraustar Industries, Inc. Retirement Plan for the Employees of Caraustar Industries, Inc., as amended from time to time.

Section 2.26	Service: An Employee shall be credited with one (1) year of Service for each Plan Year during which he completes one thousand (1,000) or more Hours of Service with the Company. An Employee shall also be credited with Service solely for purposes of determining his Accrued Benefit under Section 3.1 (but not for purposes of vesting under Section 3.4) for employment with an employer other than the Company provided the Chief Executive Officer makes a qualifying recommendation and such recommendation is endorsed by the Board’s Compensation and Employee Benefits Committee.

Section 2.27	Specified Employee: Any Employee but excluding Beneficiaries, who during a calendar year is an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company or a 1-percent owner of the Company having annual compensation of more than $150,000 is considered a “key” employee as of December 31 of that year. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code and the applicable regulations and other guidance of general applicability issued thereunder. An Executive is a Specified Employee for any twelve month period beginning each April 1st if such Executive was a key employee as of the next preceding December 31st.

Section 2.28	Spouse: The individual to whom the Executive is legally married as of the earlier of the Executive reaching his Retirement Date, suffering a Total and Permanent Disability (as defined in Article 1 of the Retirement Plan and in accordance with a determination made by the Social Security Administration), death, or upon the Change-In-Control of the Company.

Section 2.29	Total and Permanent Disability: The event shall have the meaning specified in Article 1 of the Retirement Plan, but limited to Social Security Administration approved disability.

ARTICLE 3 – BENEFITS
Section 3.1	Accrued Benefit: The Accrued Benefit is an annual amount, calculated as of the Executive’s Calculation Date, equal to the product of (a) times (b) minus (c) where:

	(a)	Is 1.35% of Average Annual Compensation times years of Service projected to Normal Retirement Date, offset by .65% of Final Average Compensation up to Covered Compensation times years of Service projected to Normal Retirement Date, and

	(b)	Is a fraction where the numerator is years of Service as of the Calculation Date and the denominator is the greater of years of Service as of the Calculation Date or years of Service projected to Normal Retirement Date, and

	(c)	Is the Executive’s accrued benefit under the Retirement Plan as of the Calculation Date, the accrued benefit under any Company paid deferred compensation arrangements as of the Calculation Date other than the Caraustar Industries, Inc. Employees’ Savings Plan (the Caraustar 401(k) Plan), and/or any other accrued benefit payable through another employer’s qualified defined benefit plan as of the Calculation Date by which the Executive has obtained additional years of Service. Notwithstanding the above, the Executive’s accrued benefit is also reduced by the actuarial equivalent of a hypothetical benefit account based on accumulating the Executive’s service-weighted retirement contributions under the Caraustar’s 401(k) Plan with interest using for each calendar year the 10-year Treasury Bond constant maturity rate, monthly average yield for the December preceding such year. Actuarial equivalence for this purpose will be on the same basis used for the optional forms of payment herein. If a benefit of another employer is offset hereunder and is not in the form of a Life Annuity payable at age 65, Caraustar’s actuary shall determine the equivalent Life Annuity at age 65 for the purpose of determining the offset amount.

Section 3.2	Forms of Benefit Payment and Election Requirements:

	(a)	Normal Form of Payment: Unless otherwise elected, the form of benefit payment for a Retirement Payment under Section 3.4(a)(1) or Disability Payment under Section 3.4(a)(2) shall be a 5-Year Certain Annuity. The 5-Year Certain Annuity is equal to the actuarial equivalent of the Retirement Benefit. The benefits under a 5-Year Certain annuity are payable in 60 monthly installments to the Executive while the Executive is alive and continuing to the Beneficiary for the balance of the 60 payments remaining after the death of the Executive. The amount benefit under this Normal Form of Payment and the rules for payments after the death of the Executive or the Executive’s Beneficiary will be determined in the same manner as described below for a 10-Year Certain Annuity.

The normal form of payment for a Death Payment shall be a Life Annuity. The normal form of payment for a Change-In-Control Payment shall be a lump sum.

(b)	Optional Forms: In lieu of the Normal Form, the Executive may elect to receive his Retirement Payment under Section 3.4(a)(1) in any of the following optional forms of payment. The Disability Payment under Section 3.4(a)(2) shall be paid in the same form of payment elected for the Retirement Payment. The optional forms of payment are:

	(1)	10-Year Certain Annuity: The 10-Year Certain Annuity is the actuarial equivalent benefit of the Retirement Benefit. The 10-Year Certain Annuity is payable in 120 monthly installments to the Executive while the Executive is alive and continuing to the Executive’s Beneficiary for the balance of the 120 payments remaining after the death of the Executive. Such actuarial equivalent shall be determined using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used as of the calculation date to discount this Plan’s liabilities for FAS 87 purposes.

If the Beneficiary who is receipt of monthly payments by reason of the Executive’s death, dies before a total of 120 monthly payments have been paid to the Executive and the Beneficiary, then the present value of the remaining payments (determined using the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) will be paid to the Beneficiary’s estate. If the Executive’s named Beneficiary predeceases the Executive, and the Executive dies before a total of 120 monthly payments have been made to the Executive, the present value of the remaining payments (determined using the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) will be paid to the Executive’s estate.

	(2)	Life Annuity: Equal to the Retirement Benefit payable monthly for the life of the Executive.

	(3)	Joint and 50% Survivor Annuity Survivor Annuity: Equal to the actuarial equivalent of the Retirement Benefit (using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) payable monthly for the life of the Executive with a survivor annuity of half of such amount continuing for the life of the Spouse following the death of the Executive.

(4) Joint and 100% Survivor Annuity Survivor Annuity: Equal to the actuarial equivalent of the Retirement Benefit (using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) payable monthly for the life of the Executive with a survivor annuity equal to the amount that the Executive was receiving with such amount continuing for the life of the Spouse following the death of the Executive.

	(c)	If the Executive elects a Joint and 50% Survivor Annuity and the Executive’s Spouse dies prior to the Executive’s commencement of benefits, a Life Annuity election shall be substituted for the Joint and 50% Survivor Annuity.

	(d)	If the Executive terminates on or after his Early Retirement Age and before his Normal Retirement Age, his benefits will commence as soon as administratively feasible after his termination of employment. Notwithstanding the above, the Executive may elect as provided in paragraph (e) below to have his benefits commence on his Normal Retirement Date. In such case the Executive’s benefit will be computed without adjustment for early retirement.

	(e)	The Executive’s election as to form of payment and any election under paragraph (d) above to receive benefits commencing at the Executive’s Normal Retirement Date even though he terminates at his Early Retirement Date must be made in writing no later than the last day of the calendar year preceding the year in which benefits hereunder are earned by reason of the Executive’s Service, except that for the first year of an Executive’s participation hereunder, the Executive must make his elections no later than 30 days after first becoming eligible to participate in this Plan.

Notwithstanding the above, an Executive who was participating in the Plan before January 1, 2005, may make a new election during 2005.

An Executive who has made an election prior to the last day permitted under this paragraph (e) for making elections may change his or her election as long the new election is made not later than such last day permitted.

	(f)	No Change in Election Permitted After Deadline for Elections: Except as otherwise provided herein, once an Executive makes an election, such election may not be changed.

Section 3.3	Forfeiture of Benefit: If the Executive engages in any acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case that results in substantial harm to the business or property of the Company, he shall forfeit and be ineligible to receive any benefits under this Plan, and any benefits paid to such Executive (or Beneficiary) can be recovered by the Company. The recovery of any benefits paid to such Executive shall not preclude the Company from taking any other actions against the Executive.

Section 3.4	Benefit Payments:

	(a)	If a Payment Event occurs with respect to the Executive while he is employed with the Company, then he (or his Beneficiary) shall be entitled to receive benefits as follows:

		(1)	Retirement Payment In the event that an Executive retires from active service on or after his Early Retirement Age or Normal Retirement Age, the Executive will be paid a Retirement Benefit payable as of the Executive’s Retirement Date adjusted according to the form of payment elected by the Executive. If benefits are payable before the Executive’s Normal Retirement Age, such benefits shall be reduced for early commencement by multiplying the accrued benefit by the Early Retirement Adjustment Factors based on the Executive’s age on the date of commencement.

		(2)	Disability Payment In the event that an Executive incurs a Total and Permanent Disability and such disability occurs prior to the Executive’s Early or Normal Retirement Date, a Retirement Benefit will be payable as of the first day of the month coincident with or next following the later of the date the Executive ceases to perform services for the Company, or the date Worker’s Compensation and/or Caraustar’s long-term disability income plan benefits cease. The form of payment shall be the same form of payment that is applicable for a Retirement Payment.

If disability benefits are payable before the Executive’s Normal Retirement Age, such benefits shall be reduced for early commencement by multiplying the accrued benefit by the Early Retirement Adjustment Factors based on the Executive’s age on the date of commencement. If the Disability Payment commences before age 55, then the benefit shall be further reduced by 1/360th for each month that the Executive’s age on date of commencement precedes age 55.

If a disabled Executive recovers from disability before his Normal or Early Retirement Age, then any disability benefits he is receiving shall cease.

		(3)	Death Payment In the event that the Executive dies before his or her Retirement Date, has five (5) or more years of Service, and has been married for at least one year prior to his death, the Spouse shall receive a Life Annuity equal to 50% of the Joint and 50% Survivor Annuity payable as of the first day of the month coincident with or next following the later of the Executive’s death or the date on which the Executive would have reached age 55. If the Spouse benefits commence before the Executive’s Normal Retirement Date, they will be reduced according to the Early Retirement Adjustment Factor based on the Executive’s age (or age the Executive would have been had he survived) on the date of benefit commencement.

If the Executive dies on or after his Retirement Date and before his benefits commence, the benefits will be paid according to the form of payment applicable to the Executive.

(4) Change-In-Control Except as provided in Section 3.3, in the event that there is a Change-In-Control of the Company, the Executive shall become fully vested and receive an immediate lump-sum distribution, and the Plan shall terminate. The lump sum distribution shall be equal to the greater of (i) the present value of the Retirement Benefit payable in a life annuity form calculated as of the Payment Event, or (ii) the present value of the Accrued Benefit deferred to Normal Retirement Age; with such present values being determined using the actuarial equivalent definition for lump sum payments in the Retirement Plan, including the mortality table and interest rate specified therein.

	(b)	Notwithstanding the above provisions of this Section 3.4, if the Executive is a Specified Employee at the time of the Payment Event, the commencement of his Retirement Payments shall be delayed for a period of six months following the Executive’s date of separation from service. After the passage of this six-month period, the first payment thereafter shall include any payments that were missed during the six-month delay plus interest at the same interest rate used to determine an optional form of payment under this Plan as of the date of the Executive’s separation. Should the Executive die during the six-month period, any death payments under this Plan are not subject to the six-month delay rule of this paragraph.

Whether or not an Executive is deemed to have a separation of service shall be determined in accordance with regulations under Sec. 409A of the Code.

	(c)	No hardship withdrawals shall be permitted from this Plan.

(5)

Section 3.5	Time of Benefit Payments: Payment of Benefits under the Plan shall commence when such benefits become payable pursuant to Section 3.4, or as soon thereafter as administratively feasible.

Section 3.6	Mental or Legal Incompetence: The Company, in its sole discretion, may make distribution to the guardian or other legal representative of the Executive or Beneficiary, if the Executive or Beneficiary is determined by a court of proper jurisdiction to be mentally or legally incompetent to receive such benefit distribution. Any such distribution shall be in full and complete satisfaction of any and all claims whatsoever by or on behalf of such Executive under this Plan against the Company, the Plan Administrator, any member of the Board, other Executives or officers of the Company, other employees, shareholders and any other person acting on behalf of them.

ARTICLE 4 – MISCELLANEOUS

Section 4.1	Amendment or Termination: The Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee, shall have the right to amend this Plan from time to time and to terminate this Plan at any time; provided, however, no such action shall reduce the Accrued Benefit, as of the date of such action, of any Executive whose benefits hereunder are vested, or defer the time for paying such benefits under Section 3.4.

Section 4.2	Company Liability: Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate the employment of the Executive at any time; or to be evidence of any agreement or understanding, express or implied, that the Company or any affiliate company will employ the Executive in any particular position or at any particular rate or remuneration or for any particular period of time.

Section 4.3	Indemnification: The Company shall indemnify and hold harmless the Administrator, any member thereof and any Employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions or causes of action of the Executive, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in this Plan or standing to act for any persons or groups having an interest in this Plan, for or on account of, any of the acts or omissions (or alleged acts or omissions) of the Administrator, any member thereof or any such Employee, except to the extent resulting from such person’s willful misconduct.

Section 4.4	Tax Effects: The Company makes no warranties or representations with regard to the tax effects or results of this Plan. The Executive participating under this Plan shall be deemed to have relied upon his own tax advisors with regard to such effects.

Section 4.5	No Assignment; Binding Effect: Neither the Executive nor Beneficiary shall have the right to alienate, assign, commute or otherwise encumber his benefit for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void. The provisions of this Plan shall be binding on the Executive and on each person who claims a benefit under him and on the Company.

Section 4.6	Self-Interest: The Executive shall not have any right to vote or decide upon any matter related directly or indirectly to him or any right to claim any benefit under this Plan.

Section 4.7	Claims Procedures: The claims procedures shall be the same as under the Retirement Plan.

Section 4.8	Construction: This Plan shall be construed in accordance with the laws of the State of Georgia. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in construction of the provisions of this Plan. In the construction of this Plan, the masculine shall include the feminine and the singular the plural wherever appropriate.

[Cont’d on Page 12]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and seal this Plan as of this 7th day of November, 2005.

PLAN SPONSOR:

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Barry A. Smedstad
Title:	Vice President, Human Resources

(CORPORATE SEAL)

Attest:	/s/ Marinan R. Mays
Title:	Assistant Secretary